EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and among
NWC (US) HOLDINGS, INC.,
a Delaware corporation
COUGAR ACQUISITION CORPORATION,
a Washington corporation
and
COST-U-LESS, INC.,
a Washington corporation

Dated as of August 27, 2007

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of August 27, 2007, by and among NWC (US) Holdings, Inc., a Delaware corporation (“Parent”), Cougar Acquisition Corporation, a Washington corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and Cost-U-Less, Inc., a Washington corporation (“Company”).
RECITALS
          A. The Boards of Directors of Company, Parent and Merger Sub believe that it is in the best interests of their respective companies and the shareholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
          B. Pursuant to the Merger, among other things, the outstanding shares of common stock of Company, par value $0.001 per share (“Company Common Stock”), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(a)).
          C. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain shareholders of Company (each, a “Shareholder”) are entering into a Voting Agreement in substantially the form of Exhibit A attached hereto (the “Voting Agreement”), pursuant to which each such Shareholder has agreed, among other things, to grant Parent a proxy with respect to the voting of the shares of Company Common Stock owned by such Shareholder in favor of the Merger upon the terms and subject to the conditions set forth therein.
          D. Concurrently with the execution of this Agreement, and as a condition and inducement to Company’s willingness to enter into this Agreement, the North West Company Fund and The North West Company Inc. (collectively, “Guarantor”) has provided a guarantee (the “Guarantee”) in favor of Company, in the form of Exhibit B attached hereto, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.
          E. Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.2), and in accordance with the applicable provisions of the Washington Business

Corporation Act (“Washington Law”), Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall cease and Company shall continue as the successor or surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in a form reasonably satisfactory to Parent and Company (the “Articles of Merger”), with the Secretary of State of the State of Washington, in accordance with the relevant provisions of Washington Law (the time of such filing being the “Effective Time”).
     1.3 Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable after satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104, or at such other location as the parties hereto agree.
     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall remain vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall remain as debts, liabilities and duties of the Surviving Corporation.
     1.5 Articles of Incorporation; Bylaws.
          (a) At the Effective Time, the Articles of Incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit A-1 to the Articles of Merger and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Washington Law and such Articles of Incorporation.
          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
     1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall be those persons who were the officers of Merger Sub, in each case until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.
     1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK
     2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:
          (a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Common Stock (as defined in Section 2.3)), will be converted automatically into the right to receive $11.75 in cash (the “Merger Consideration”), payable to the holder thereof, without interest thereon, less any applicable withholding of taxes, upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.
          (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, each share of Company Common Stock owned by Parent or any direct or indirect affiliate or subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. As used in this Agreement, the word “subsidiary,” when used with respect to any party, means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
          (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
          (d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

     2.2 Exchange of Certificates.
          (a) Paying Agent. At or prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to Company to act as exchange and paying agent (the “Paying Agent”) for the purpose of (i) making the payments of the funds to which holders of shares of Company Common Stock (the “Company Shareholders”) shall become entitled pursuant to Section 2.1(a), and (ii) making payment of the aggregate Option Consideration (as defined in Section 2.4(b)) to which holders of Options (as defined in Section 2.4(a)) (the “Company Option Holders”) shall become entitled pursuant to Section 2.4(b).
          (b) Parent and Merger Sub to Provide Cash. Prior to the Effective Time, Merger Sub shall deposit with the Paying Agent, or Parent shall otherwise take all steps necessary to cause to be deposited with the Paying Agent, in trust for the benefit of the Company Shareholders and the Company Option Holders, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of shares of Company Common Stock issued and outstanding at the Effective Time and (B) the Merger Consideration, and (ii) the amount necessary for the payment in full of the Option Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the Merger Consideration to be deposited, Merger Sub and Parent shall assume that no Company Shareholder will perfect his, her or its right to appraisal of his, her or its shares of Company Common Stock under Washington Law. The Paying Agent shall, pursuant to instructions provided by Merger Sub and Parent, make the payments provided for in Sections 2.2 and 2.4 out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.
          (c) Exchange Procedures. Promptly after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal in a form reasonably satisfactory to Parent and Company (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (g), below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. If payment of the Merger

Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent or any agent designated by it that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Common Stock (as defined in Section 2.3) or shares of Company Common Stock to be cancelled pursuant to Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.
          (d) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.
          (e) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the records of Company or the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
          (f) Return of Funds; No Liability. At any time following 180 calendar days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of funds (including any interest earned thereon) which have not been disbursed to holders of Certificates or Company Option Holders pursuant to this Article II, and holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.2(c) shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding anything to the contrary in this Section 2.2, none of the Paying Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Company Shareholder or Company Option Holder pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder (the “Code”) or any provision of state, local, provincial or foreign tax law. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or Company Option Holder in respect of which such deduction and withholding was made.
     2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Common Stock who as of the Effective Time have properly exercised appraisal rights with respect thereto (“Dissenting Common Stock”) in accordance with Washington Law shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Washington Law unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under Washington Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if this Agreement is terminated prior to the Effective Time, then the right of any Company Shareholder to be paid the fair value of such holder’s Dissenting Common Stock pursuant to Washington Law shall cease. Company shall give Parent (i) prompt written notice of any demands received by Company for appraisals of, or payment of the fair value for, shares of Dissenting Common Stock, withdrawals of such demands, and any other instruments served pursuant to Washington Law received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Washington Law. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.
     2.4 Stock Options and Company Stock Option Plan.
          (a) Subject to the provisions of this Agreement and the terms of the instruments granting Options (as defined below), by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of options to purchase Company Common Stock (an “Option”) outstanding under the Company Stock Option Plan (as defined in Section 3.2), each Option that is outstanding as of the Effective Time shall automatically accelerate so that each Option shall, immediately before the Effective Time, become 100% vested and exercisable in accordance with the provisions of the Company Stock Option Plan. Shares of Company Common Stock shall be issued upon exercise of all Options exercised any time prior to, or contingent upon, the Effective Time, and such shares of Company Common Stock shall be subject to the terms of this Agreement.
          (b) Company shall use its commercially reasonable efforts to cause each holder of an Option that has an exercise price per share lower than the Merger Consideration to execute, prior to and effective conditionally on consummation of the Merger, an agreement in the form approved by Parent and Company (the “Option Cash-Out Agreement”) providing that such

Option be cancelled as of the consummation of the Merger, and that such holder be entitled to receive from Parent upon consummation of the Merger, in respect of each share of Company Common Stock subject to such Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share thereof (the “Option Consideration”) (such payment to be net of applicable withholding taxes). With respect to any such holder who does not execute an Option Cash-Out Agreement prior to the consummation of the Merger with respect to an Option with an exercise price per share lower than the Merger Consideration, and with respect to any holder of an Option which has an exercise price per share equal to or greater than the Merger Consideration, such holder’s Options shall, if not properly exercised prior to, or contingent on, the Effective Time, expire, terminate and be cancelled at the time provided by the terms thereof, but in no event later than the Effective Time.
          (c) Promptly after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Paying Agent to mail to each holder of an Option Cash-Out Agreement who is entitled to receive the Option Consideration pursuant to Section 2.4(b), appropriate materials and instructions for use in effecting the surrender of such Option Cash-Out Agreement in exchange for payment of the Option Consideration. Upon surrender of an Option Cash-Out Agreement to the Paying Agent or to such other agent or agents as may be appointed by Parent, the holder of such Option Cash-Out Agreement shall be entitled to receive in exchange therefor the Option Consideration for each share of Company Common Stock subject to the Option referenced in the Option Cash-Out Agreement. Notwithstanding any other provision of this Agreement, no interest will be paid or accrue on any cash payable to Company Option Holders pursuant to the provisions of this Article II. If any Company Option Holder is unable to surrender such holder’s Option Cash-Out Agreement because such Option Cash-Out Agreement has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Parent.
          (d) Company shall use its commercially reasonable efforts to cause the Company Stock Option Plan and all Options to terminate as of the Effective Time, and all rights under any provision of any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any subsidiary of Company shall be terminated as of the Effective Time. Company shall take all actions necessary to ensure that, upon termination of the Company Stock Option Plan as provided in the immediately preceding sentence, no person shall have any right under the Company Stock Option Plan or any other plan, program, agreement or arrangement with respect to equity securities of Company, or any direct or indirect subsidiary of Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition, occurrence, development or effect (each, a “Change”) related to the operations, properties, assets, liabilities, condition (financial or otherwise), operating results or cash flow of such person and its subsidiaries, taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Company, any Change that, individually or when aggregated with other similar Changes, is materially adverse to (x) the ability of Company to perform obligations under, or to consummate the transactions contemplated by, this Agreement or, with respect to any person (y) the operations, properties, assets, liabilities, condition (financial or otherwise), operating results or cash flow of such person; provided, however, that a “Material Adverse Effect” with respect to Company shall not include any of the following or any combination of the following: (i) any event, change, condition, effect or circumstance that results from or is attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby; (ii) any change in the market price or trading volume of Company’s common stock after the date hereof; or (iii) any event, change, condition, effect or circumstance resulting primarily from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, any decrease in tourism or air travel, any increase in energy or fuel surcharges, any volatile weather conditions or natural disasters, or any outbreak or continuation of hostilities or war, except to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on Company as compared to other comparable businesses. With respect to Company, for purposes of determining whether or not something is “material” or there has been a “Material Adverse Effect”, the term “Company” shall mean Company and its subsidiaries, taken as a whole.
     In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge assuming a reasonable level of inquiry appropriate to the responsibilities of the executive officers identified on Schedule 3 hereto and directors of such party.
     Except as set forth in that section of the disclosure schedule of even date herewith delivered by Company to Parent in connection with delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the section of this Agreement to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Company Disclosure Schedule if it is readily apparent from such disclosure that it is applicable to another section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:
     3.1 Corporate Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized and validly existing and no articles of dissolution have been filed under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the requisite power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly authorized or qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Company. The copies of the Articles of Incorporation (the “Company Articles of Incorporation”) and Bylaws (the “Company Bylaws”) of Company, as most recently filed with Company SEC Documents (as defined in Section 3.5), are true and correct copies of such documents, each as amended to date, and are in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organizational documents.

     3.2 Capitalization.
          (a) The authorized capital stock of Company consists of 25,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). At the date hereof, there are 4,050,618 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities as of or after the date hereof, other than pursuant to the exercise of options outstanding as of such date under Company’s Amended and Restated 1998 Stock Incentive Compensation Plan (the “Company Stock Option Plan”), or pursuant to Company’s Rights Agreement, dated March 15, 1999, between Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agreement”). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Articles of Incorporation or Company Bylaws or any agreement to which Company is a party. As of the close of business on August 24, 2007, Company has reserved (i) 1,000,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plan, of which 444,242 shares have been issued pursuant to stock option exercises or direct stock purchases, 555,401 shares are subject to outstanding, unexercised options, and 357 shares are available for issuance thereunder, and (ii) 40,506 shares of Preferred Stock for issuance pursuant to the Rights Agreement, of which no shares have been issued. Except for the rights created pursuant to this Agreement, the Company Stock Option Plan, the Rights Agreement and Company’s rights to repurchase any unvested shares under the Company Stock Option Plan or the stock option agreements thereunder, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock between or among Company and any of its shareholders and, to Company’s knowledge, between or among any of Company’s shareholders.
          (b) Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its subsidiaries (as defined below), free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid and non-assessable. None of the subsidiaries of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary. Except as disclosed in the Company SEC Documents (as defined in Section 3.5), Company does not directly or indirectly own any corporation, partnership, joint venture or other business association or entity.
     3.3 Authority. Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject only to obtaining the approval of holders of a majority of the shares of Company Common Stock prior to the consummation of the Merger in accordance with Washington Law and the Company Articles of Incorporation. The execution, delivery and performance by Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by the Company Shareholders as contemplated by Section 5.3. This Agreement has been duly executed and delivered by Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or general principles of equity.
     3.4 Consents and Approvals; No Conflict.
          (a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) of the Proxy Statement (as defined in Section 5.3); (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington; (iii) the adoption of this Agreement by the requisite vote of Company Shareholders; (iv) the filing of a Current Report on Form 8-K with the SEC; and (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities laws and the securities laws of any foreign country or the rules of The Nasdaq Stock Market, Inc.; no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), or other third party, are necessary for the consummation by Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on Company.
          (b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company Shareholders are duly obtained in accordance with Washington Law, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its subsidiaries or any of their respective properties or assets.
     3.5 SEC Documents. Since the beginning of fiscal 2006, Company has filed all required reports, schedules, forms and registration statements with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the

Exchange Act, as the case may be, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. Each of the financial statements of Company contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), as of their respective dates, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited financial statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the Exchange Act). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). There has been no change in Company accounting policies since December 31, 2006, except as described in the notes to the Company Financial Statements. The chief executive officer and chief financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. Company and its subsidiaries have implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.
     3.6 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the unaudited balance sheet included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2007 (including the notes thereto) (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet, (iii) those described in the Company SEC Documents, (iv) those incurred in the ordinary course of business since July 1, 2007 (the “Company Balance Sheet Date”) and not reasonably likely to have a Material Adverse Effect on Company, and (v) those incurred in connection with or in preparation for the execution of this Agreement and the transactions contemplated herein.
     3.7 Absence of Certain Changes. Except as set forth in the Company SEC Documents, since the Company Balance Sheet Date, Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on Company; (ii) any declaration, payment or setting aside for payment of a dividend or other distribution (whether in cash, stock or property) or any redemption or other acquisition by Company of any shares of capital stock or securities of Company; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its material assets; (iv) any amendment or change to the Company Articles of Incorporation or Company Bylaws; (v) any acquisition, sale or transfer of any material asset of Company; (vi) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than in connection with the Merger or pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices; (vii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Company that would reasonably be expected to have a Material Adverse Effect on Company; (viii) any incurrence of indebtedness for borrowed money or any issuance of any debt securities by Company; (ix) any loan or advance by Company to any third party, except for advances to employees of business expenses in the ordinary course of business and consistent with past practice; (x) any authorization of, or commitment to make, any material capital expenditures; (xi) any revaluation by Company of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount; (xii) any delay or postponement by Company of the payment of any accounts payable or commissions or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or accelerated the collection of (or discounted) any accounts or notes receivable; (xiii) any agreement or arrangement by Company prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world; (xiv) any facility closing or other layoff of employees by company that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or to Company’s knowledge, any similar foreign, state or local law, regulation or ordinance; (xv) any settlement with tax authorities regarding audits, reviews or other tax related matters; or (xvi) to Company’s knowledge, any other material transaction by Company, other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business. Company has not agreed since the Company Balance Sheet Date to do any of the things described in the preceding clauses (i) through (xvi) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (xvi) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).
     3.8 Legal Proceedings. Except as set forth in Company SEC Documents, there are no claims, actions, suits, proceedings or, to the knowledge of Company, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Company or any of its subsidiaries or any properties or assets of Company or of any of its subsidiaries, (b) to the knowledge of Company, threatened against Company or any of its subsidiaries, or any properties or assets of Company or of any of its subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by Company or any subsidiary within the three (3) years prior to the date of this Agreement; other than such claims, actions, suits, proceedings, investigations, inquiries or subpoenas that would not be reasonably likely to have a Material Adverse Effect on Company. Neither Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2005, nor are there currently any internal investigations or inquiries being conducted by Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     3.9 Compliance with Applicable Law. Company and its subsidiaries are and have been in compliance with and are not in default or violation of (and have not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which any of their respective properties is bound, except where such non-compliance, default or violation thereunder would not be reasonably likely to have a Material Adverse Effect on Company. Company and each of its subsidiaries hold all licenses, franchises, permits and authorizations from any Governmental Entity necessary for the lawful conduct of its business as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Material Adverse Effect on Company (such material licenses, franchises, permits and authorizations held by Company and its subsidiaries, the “Company Permits”). A complete list of Company Permits is set forth on Schedule 3.9. The Company Permits are in full force and effect, have not been violated in any material respect and, to Company’s knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, except where such cessation would not reasonably be expected to have a Material Adverse Effect on Company.
     3.10 Proxy Statement. The information supplied by Company for inclusion in the proxy statement to be sent to the shareholders of Company in connection with the meeting of Company’s shareholders to consider the Merger and the transactions contemplated by this Agreement (the “Company Shareholder Meeting”) (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”), on the date the Proxy Statement is first mailed to Company’s shareholders and at the time of the Company Shareholder Meeting and at the Effective Time, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Proxy Statement, and the Proxy Statement as of such dates will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein pursuant to applicable SEC disclosure requirements. If at any time prior to the Effective Time any material event or information should be discovered by Company that should be set forth in an amendment or supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which contained in any of the foregoing documents.
     3.11 Employee Benefit Plans.
          (a) Schedule 3.11 lists, with respect to Company, all employment, severance, bonus, change-in-control, compensation, stock option, stock purchase or other employee benefit agreements or other arrangements currently maintained or contributed to or required to be contributed to by Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”). Each of the Company Benefit Plans is in compliance with all applicable laws including ERISA and the Code except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on Company. Company has made available to Parent a copy of each of the Company Benefit Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Benefit Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. “ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          (b) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code (i) has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter, or (ii) uses a prototype or volume submitter plan document that is the subject of a favorable Internal Revenue Service opinion or advisory letter, as applicable. All required reports of the Company Benefit Plans have been timely filed with the applicable governmental entity, and all notices required by ERISA or the Code with respect to the Company Benefit Plans have been appropriately given.
          (c) The liabilities accrued under each such plan are reflected on the Company Balance Sheet in accordance with GAAP. There are no pending or, to Company’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to have a Material Adverse Effect on Company.
          (d) Neither Company nor any of its ERISA Affiliates maintains, contributes to, or has ever maintained or contributed to, a pension plan subject to Title IV of ERISA or a multiemployer plan as defined in Section 3(37) of ERISA, and no Company Benefit Plan provides health or welfare benefits to former employees of Company or any of Company’s ERISA Affiliates other than as necessary to comply with Section 4980B of the Code or other similar law.
          (e) No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Plan and that is reasonably likely to subject Company, any of Company’s ERISA Affiliates, or any of their employees to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or a material sanction imposed under Title I of ERISA.
          (f) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any Company Benefit Plan, or to

Company’s knowledge, any fiduciary of any Company Benefit Plan or against the assets of any Company Benefit Plan.
          (g) Each Company Benefit Plan (other than individual severance arrangements) may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the sale of the Shares) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits.
          (h) Each Company Benefit Plan that satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code and neither the Company nor an ERISA Affiliate has: (i) since October 4, 2004, granted to any person an interest in any Company Benefit Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code; (ii) granted to any person an interest in any Company Benefit Plan which interest has been or will be, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004, or because such interest is earned after December 31, 2004, subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code; or (iii) since October 4, 2004, modified the terms of any Company Benefit Plan in a manner that could cause an interest previously granted under such Company Benefit Plan to become subject to the additional tax (including interest) imposed by Section 409A(1)(B) or (b)(4) of the Code.
     3.12 Employee Matters. Schedule 3.12 contains a true and complete list of (i) the names and titles of all consultants, independent contractors, full-time, part-time or casual employees employed by Company or any of its subsidiaries (collectively, “Employees”), together with their status and location of their employment; (ii) a list of all written employment, consulting or service contracts between Company or any of its subsidiaries and Employees; (iii) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid with respect to the last completed fiscal year and all other bonuses, incentive schemes and benefits to which such Employee is entitled as of the date hereof; (iv) the amount of vacation pay or number of weeks of vacation to which each Employee is entitled as of the date hereof; and (v) particulars of all other material terms and conditions of employment or engagement of Employees and the positions, title or classification held by them. There are no pending claims against Company or any of its subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither Company nor any of its subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to any former Employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Company and each of its subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no controversies pending or, to Company’s knowledge, threatened, between Company or any of its subsidiaries and any of their respective employees, consultants or independent contractors, which controversies would reasonably be expected to have a Material Adverse Effect on Company; (c) neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries, nor does Company know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no, and Company has no knowledge of, any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, Company or any of its subsidiaries.
     3.13 Environmental Matters. (i) Company and its subsidiaries are and have been in material compliance with all Environmental Laws; (ii) there has been no release or, to Company’s knowledge, threatened release, of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Company or its subsidiaries; (iii) there have been no Hazardous Substances generated by Company or its subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Company or its subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) Company and its subsidiaries have made available to Parent true and correct copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of Company, any of its subsidiaries, or any of their respective representatives or advisors. For purposes of this Section 3.13, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
     3.14 Taxes. Company and each of its subsidiaries have filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes (as defined below) shown to be due on such Tax Returns or have provided (or, as to subsidiaries, Company has made provision on behalf of such subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company and each of its subsidiaries have withheld with respect to its employees all federal and state Taxes required to be withheld. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested). Neither Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes. No claim for unpaid Taxes has been asserted against Company or any of its subsidiaries in writing by a Tax authority that, if resolved in a manner unfavorable to Company or any of its subsidiaries, as the case may be, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. There are no Liens for Taxes upon the assets of Company or any subsidiary of Company, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken. No audit of any Tax Return of Company or any of its subsidiaries is being conducted by a Tax authority. As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.
     3.15 Intellectual Property.
          (a) Company or one of its subsidiaries owns or is licensed to use the following material to conduct its business as now conducted: (i) all computer programs, specifications, source code, object code, databases, data compilations, graphics, devices, techniques, algorithms, methods, processes, procedures, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, hardware, software, development tools, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), know-how, concepts and other technology and content with respect to all of the foregoing, with respect to all products or services marketed or sold by Company or one of its subsidiaries; (ii) all rights in the items set forth in clause (i), above, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, trade dress, copyrights, and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith (collectively, the “Company Technology”).
          (b) Company owns all right, title and interest in all material software and databases used by Company or any of its subsidiaries (collectively, the “Company Third Party Technologies”), and all license agreements or other contracts pertaining thereto (the “Company Third Party Licenses”). Company or one of its subsidiaries has the lawful right to use (free of any material restriction not expressly set forth in Company Third Party Licenses) (i) all Company Third Party Technology that is incorporated in or used in the development or production of Company Technology and (ii) all other Company Third Party Technology necessary for the conduct of the business of Company and its subsidiaries as now conducted, except where such failure to obtain such lawful right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.
          (c) All Company Third Party Licenses are valid, binding and in full force and effect subject to the effect of applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity. Each other party thereto has performed in all material respects their obligations thereunder, and neither Company nor any of its subsidiaries, or, to Company’s knowledge, any other party thereto, is in default under any of Company Third Party Licenses, nor has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of Company or any of its subsidiaries or any other party thereto or give to any other party thereto the right to terminate or modify any Company Third Party License. Neither Company nor any of its subsidiaries has received notice that any party to any Company Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Company Third Party License or to exercise or decline to exercise any option or right thereunder.
          (d) Company owns all material registered trademarks, trade names, brand names, service marks, logos or other identifiers currently used by Company or its subsidiaries in their businesses, each of which is identified and set forth on Schedule 3.15 hereto.
          (e) Company or one of its subsidiaries owns all right, title and interest, free and clear of any Liens, in and to Company patents, patent applications, copyright registrations (and applications therefor) and trademark or service mark registrations (and applications therefor) collectively, the “Company IP Registrations”), each of which is identified and set forth on Schedule 3.15 hereto.
          (f) Neither Company nor any of its subsidiaries has conducted its business in a manner that would result in the abandonment, cancellation or unenforceability of any item of Company IP Registrations, and neither Company nor any of its subsidiaries has taken (or failed to take) any action that would result in the forfeiture or relinquishment of any Company IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment could reasonably be expected to have a Material Adverse Effect on Company.
          (g) Neither Company nor any of its subsidiaries has received any written notice or claim challenging Company’s ownership or rights in Company Technology, Company IP Registrations or Company Domain Names (as defined below) alleging any conflict or infringement of any third party property rights; and, to Company’s knowledge, no other person or entity is infringing or misappropriating or otherwise making any unauthorized use of Company Technology or Company IP Registrations.
          (h) All officers and all other employees of, and consultants to, Company have entered into a valid and binding written agreement with Company sufficient to vest title in Company of all Company Technology, including all accompanying intellectual property rights, created by such employee or consultant in the scope of his or her employment with, or provision of services to, Company, except where such failure to enter into such agreement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.
          (i) Company or one of its subsidiaries owns all right, title and interest, free and clear of any Liens, in and to all Internet domain name registrations used by Company or any of its subsidiaries to conduct its business on the Internet (collectively, the “Company Domain Names”) currently used in the operation of its business, each of which is identified and set forth on Schedule 3.15 hereto.

     3.16 Material Agreements. Schedule 3.16 lists all agreements to which Company or any of its subsidiaries is a party which are not disclosed in the Company SEC Documents and (i) is outside of the ordinary course of business of Company or its subsidiaries, (ii) involves the payment or receipt by Company or one of its subsidiaries, subsequent to the date of this Agreement, of more than $100,000, or (iii) is not terminable without penalty by Company or such subsidiary party thereto on fewer than 180 days’ notice (together with the agreements filed as exhibits to the Company SEC Documents, the “Material Agreements”). Each of the agreements set forth in the Company SEC Documents has not been amended or modified in any respect since the date of its filing. Except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its affiliates is in breach or default under any Material Agreement, nor, to the knowledge of Company, is there any basis for any valid claim of breach or default.
     3.17 Insurance. Schedule 3.17 lists all of Company’s insurance policies relating to the assets, business, officers or directors of Company and its subsidiaries. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Company or any of its subsidiaries are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance in all material respects with the terms of such policies. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     3.18 Properties; Encumbrances. Company and each of its subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in Company Balance Sheet (except for personal property sold since the date of Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in Company Balance Sheet are free and clear of all Liens, except for Liens reflected on Company Balance Sheet and Liens for current taxes not yet due and other Liens would not reasonably be expected to have a Material Adverse Effect on Company. The consummation of the Merger will not constitute a breach of or a default under any of Company’s leaseholds. Schedule 3.18 sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by Company and the location of such premises. Company and each of its subsidiaries is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Schedule 3.18.
     3.19 Related Party Transactions. Except as disclosed in the Company SEC Documents, there are no material contracts, commitments, agreements or arrangements between Company or any of its subsidiaries, on the one hand, and any (i) present or former officer or director of Company or any of its subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of Company, or (iii) affiliate of any such officer, director, family members or beneficial owner, on the other hand.
     3.20 Broker’s Fees. Except for the services of Cascadia Capital LLC, neither Company nor any subsidiary of Company nor any of its officers or directors on behalf of Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby. Company has provided to Parent a copy of all agreements between Company and Cascadia Capital LLC pursuant to which such firm would be entitled to any payment relating to the Merger.
     3.21 Rights Agreement. The Board of Directors of Company has taken all actions necessary such that the Rights Agreement will not apply to the execution and delivery of this Agreement, and will not apply, as of the Effective Time, to Parent, Merger Sub, or the consummation of the Merger or the other transactions contemplated by this Agreement. Company has not redeemed any rights under the Rights Agreement.
     3.22 Vote Required. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholder Meeting is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.
     3.23 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.
     3.24 Opinion of Financial Advisor. Company has received the written opinion of its financial advisor, Cascadia Capital LLC, to the effect that, as of the date hereof, the consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders. Company has provided a true, complete and correct copy of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.
     3.25 Board Approval. Subject to Section 5.2, the Board of Directors of Company has (i) approved this Agreement and the Merger; (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company Shareholders and are on terms that are fair to such shareholders, (iii) recommended that the Company Shareholders approve this Agreement and the consummation of the Merger; and (iv) taken all action necessary to provide that the restrictions applicable to business combinations contained in RCW 23B.19.040 are not, and will not be, applicable to the Merger.
     3.26 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Except as set forth in that section of the disclosure schedule of even date herewith delivered by Parent to Company in connection with delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is readily apparent from such disclosure that it is applicable to another section of this Agreement, Parent and Merger Sub represent and warrant to Company as follows:
     4.1 Corporate Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly authorized or qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, as the case may be. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective charter or bylaws or equivalent organizational documents.
     4.2 Authority. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of Parent and Merger Sub and the shareholders of Merger Sub have duly authorized and approved this Agreement and the Merger. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Parent and Merger Sub and no other corporate action on the part of Parent, Merger Sub or the shareholders of Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. No vote or consent of any holders of Parent’s capital stock is required to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or general principles of equity.
     4.3 Consents and Approvals; No Conflict.
          (a) Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, and (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a

Material Adverse Effect on Parent. No vote or consent of any holders of Parent’s capital stock is required to consummate the transactions contemplated by this Agreement.
          (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their properties or assets.
     4.4 Broker’s Fees. Neither Parent nor any subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such subsidiaries has employed any financial advisor, broker or finder in a manner that would result in any liability of Company (if the Merger is not consummated) for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the shareholders of Company.
     4.5 Proxy Statement Information. The information supplied by Parent for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Company Shareholder Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, Parent or Merger Sub will promptly inform Company.
     4.6 Financing; Solvency. Parent has sufficient funds to enable Parent to pay the maximum out-of-pocket costs and expenses specified in Section 7.3(c). Parent will have at the Effective Time sufficient funds to enable Parent to pay for all outstanding shares of Company Common Stock (including the Option Consideration) converted into the right to receive cash pursuant to the Merger, to perform Parent’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by it. Parent has received and furnished to Company letters from the lenders under its various working capital lines (the “Financing”) setting forth the maximum amount available under such lines, the amount outstanding under the lines as of August ___, 2007, and confirming that the Financing is available for use in the transactions contemplated by this Agreement. The Financing will be available to deposit the aggregate Merger Consideration with the Paying Agent pursuant to Section 2.2(b) hereof. Parent does not intend, to use, directly or indirectly, pledge or grant any security interest in, any of Company’s assets principally to fund, repay or secure any portion of the Financing, or any replacement thereof, or any portion of the Merger Consideration. Based on Parent’s knowledge of Company’s liabilities, financial condition and projected capital requirements, and

Parent’s knowledge of its own financial condition, the details of the Financing, and Parent’s intent with respect to the operation of the Surviving Corporation, after giving effect to the Merger, the Surviving Corporation will be able to pay its debts as they mature, and will not be left with unreasonably small capital with which to satisfy its debts. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any event, action or change in circumstance inconsistent in a material way with any of the representations or warranties set forth in this Section 4.6, whether or not resulting from any action by Parent or Merger Sub, shall be deemed to constitute a breach of this Section 4.6 by Parent and Company may terminate this Agreement pursuant to Section 7.1(d) as a result of such breach.
     4.7 Litigation. As of the date hereof, there are no legal, administrative, arbitration or other formal proceedings or governmental investigations pending or, to the knowledge of Parent or Merger Sub, threatened (i) against Parent or Merger Sub or any of their subsidiaries that seek to restrain or enjoin the consummation of the Merger or seek other relief that would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of this Agreement or any action taken or to be taken by Parent or Merger Sub or any of their subsidiaries in connection with this Agreement, other than such of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
     4.8 Rights Agreement and Washington Anti-takeover Statute. Neither Parent nor Merger Sub nor any of their respective affiliates have taken any action such that (i) Parent or Merger Sub or any of their respective affiliates may be deemed to be an Acquiring Person under the Rights Agreement, or (ii) the restrictions set forth in Chapter 23B.19 of Washington Law applicable to “significant business transactions” (as defined in Chapter 23B.19) will apply to the execution and delivery of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.
     4.9 Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to Company the Guarantee dated as of the date of this Agreement, in favor of Company, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.
     4.10 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, Company shall, and shall cause the subsidiaries of Company to, in all material respects, (i) conduct its business and maintain its books of account and records in the usual, regular and ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or pursuant to the Company Stock Option Plan, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time (or the earlier termination of this Agreement pursuant to Article VII), Company shall not, and shall not permit any subsidiary of Company to, without the prior written consent of Parent:
          (a) Charter Documents. Amend the Company Articles of Incorporation or Company Bylaws;
          (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date hereof.
          (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or, except as set forth in Section 6.2, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;
          (d) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than Company or its subsidiaries other than for working capital purposes in the ordinary course of business consistent with past practice or for capital expenditures in accordance with Schedule 5.1(d);
          (e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in an aggregate amount in excess of $50,000 (other than to a direct or indirect wholly-owned subsidiary of Company), except those relating to those relating to sales of products or inventory in the ordinary course of business and with respect to obsolete or worthless assets;
          (f) Acquisitions. Make any acquisition or investment in another business entity either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity, other than a wholly-owned subsidiary of Company;

          (g) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices in effect at December 31, 2006, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;
          (h) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (i) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;
          (j) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business) involve the payment by Company or its subsidiaries in excess of $100,000;
          (k) Payment of Obligations. Pay, discharge or satisfy an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business, or fail to pay accounts payable or other obligations in the ordinary course of business;
          (l) Collection of Receivables. Accelerate the collection of receivables or modify the payment terms of any receivables;
          (m) Capital Expenditures. Other than as set forth on Schedule 5.1(m), make any capital expenditures, capital additions or capital improvements that exceed $50,000 individually or $250,000 in the aggregate;
          (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, (iii) for a breach of this Agreement, or (iv) to clarify its obligations under this Agreement;
          (o) Employee Matters. Increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of Company or any of its subsidiaries, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of Company or any of its subsidiaries, pay any discretionary bonuses to any officer of Company (including under any of the Company’s bonus plans), materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Schedule 3.11;
          (p) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (o) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect. Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its subsidiaries’ business and operations.
     5.2 No Solicitation.
          (a) Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries (collectively, the “Company Representatives”) will not, directly or indirectly, (i) take any action to solicit or intentionally encourage an Acquisition Proposal (as defined in Section 5.2(b)) or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the books or records of Company or any of its subsidiaries to, any person (other than Parent or to any Company Shareholder as required by applicable law or legal process) that has advised Company that it may be considering making, or that has made, an Acquisition Proposal; provided, that nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.
          (b) Notwithstanding Section 5.2(a), if, prior to approval of this Agreement by Company Shareholders, a written Acquisition Proposal that (i) provides for consideration to be received by the holders of all, but not less than all, of the outstanding shares of Company and (ii) was submitted on an unsolicited basis and not in any violation of this Section 5.2 shall be received by the Board of Directors of Company, then, to the extent the Board of Directors determines in good faith (after advice from its financial advisor and legal counsel) that the Acquisition Proposal (x) involves consideration to the holders of the Shares that is, or is reasonably likely to lead to a proposal that is, more favorable from a financial point of view to the Company Shareholders than the consideration from the transaction contemplated by this Agreement, (y) is reasonably capable of being completed and is not conditioned upon obtaining additional financing, in each case taking into account, among other things, conditions to consummation, required regulatory approvals and any fees payable to Parent hereunder (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”), and the Board of Directors of Company determines in good faith after advice from legal counsel that it is necessary for the Board of Directors of Company to comply with its fiduciary obligations to the Company Shareholders under applicable law, Company

Representatives may furnish in connection therewith nonpublic information to the party making such Superior Proposal and engage in discussions and negotiations with such party, and such actions shall not be considered a breach of this Section 5.2 or any other provisions of this Agreement; provided, that in each such event Company (i) notifies Parent of such determinations by the Board of Directors of Company and provides Parent with a true and complete copy of the Superior Proposal received from such third party, (ii) enters into a confidentiality agreement with such party on terms that are no less favorable to Company than that certain Nondisclosure Agreement dated as of April 11, 2007 (the “Confidentiality Agreement”), by and between Cascadia Capital, LLC and Alaska Commercial Company, and (iii) provides (or has provided) Parent with all documents containing or referring to nonpublic information of Company that are supplied to such third party; and provided, further, that Company may, and may permit any of its officers, directors, employees or other representatives, as agents, to agree to or endorse any Acquisition Proposal or withdraw its recommendation of the Merger and adoption of this Agreement if Company has provided Parent at least two (2) business days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Parent in writing of any written Acquisition Proposal that is received by Company or by any of the Company Representatives from any third person or entity (other than Parent), of any request for nonpublic information in connection an Acquisition Proposal or for access to the properties, books or records of Company or any of its subsidiaries by any person or entity that informs Company that it is considering making, or has made , an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Company shall keep Parent informed on a current basis (and in any event within 24 hours) of all developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of Company or any of its subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. Company shall provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal. Company will promptly provide to Parent any non-public information concerning Company provided to any other person in connection with an Acquisition Proposal which was not previously provided to Parent. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a possible Acquisition Proposal.
          (c) For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its subsidiaries or the acquisition of 50% or more of the outstanding shares of capital stock of Company, or all or substantially all of the assets of Company, other than the transactions contemplated by this Agreement.
     5.3 Proxy Statement. As promptly as practicable after the execution of this Agreement, Company shall prepare and file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of Company. As promptly as practicable following receipt of SEC comments thereon, Company shall file with the SEC definitive proxy materials that comply in form with applicable SEC requirements. Parent shall provide Company with the information concerning Parent required to be included in the Proxy Statement. Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company, such amendment or supplement. Subject to the right of the Board of Directors of Company to withdraw its recommendation of the Merger and adoption of this Agreement as permitted under Section 5.2, the Proxy Statement shall solicit the adoption of this Agreement by shareholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company’s shareholders that they vote in favor of adoption of this Agreement and the Merger.
     5.4 Meeting of Shareholders. Company shall as promptly as practicable after the date hereof take (and in any event within 90 days of the date hereof, or 105 days of the date hereof in the event Company receives SEC comments with respect to the Proxy Statement) all action necessary in accordance with Washington Law and the Company Articles of Incorporation and Company Bylaws to convene the Company Shareholder Meeting and shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of adoption of this Agreement and the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of the Company Shareholders required to effect the Merger. Subject to Section 5.2(b), to the fullest extent permitted by applicable law (including that pertaining to Company’s Board of Directors’ fiduciary duties), (i) Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the Company Shareholders and include such recommendation in the Proxy Statement, and (ii) neither Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of Company’s Board of Directors that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the Merger. Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2(b), Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders that are required by Washington Law. Notwithstanding anything to the contrary contained in this Agreement, Company, after consultation with Parent, may adjourn or postpone the Company Shareholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting. Parent shall vote, or cause to be voted, all of the shares of Company Common Stock then owned by it or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement. Notwithstanding anything to the contrary in this Section 5.4 or elsewhere in this Agreement, if Company or any of its officers, directors, employees or other representatives, as agents, agrees to or endorses any Acquisition Proposal or withdraws its recommendation of the Merger and adoption of this Agreement as permitted under Section 5.2, Company shall not be required to convene the Company Shareholder Meeting nor to solicit from the Company Shareholders proxies in favor of this Agreement and the Merger.
     5.5 Publicity. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with NASDAQ or the Toronto Stock Exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.
     5.6 Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.
     5.7 Further Assurances.
          (a) Subject to the terms and conditions of this Agreement, each of Parent and Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

          (b) Subject to the terms and conditions of this Agreement, each of Parent and Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.
          (c) Notwithstanding subsections (a) and (b) above, nothing in this Section 5.7 will prevent Company and/or its officers and directors from acting in accordance with Section 5.2 of this Agreement.
          (d) Notwithstanding subsections (a) and (b) above, in no event shall Parent be required to guarantee any of the obligations of Company or the Surviving Corporation under any Lease or Material Agreement, or otherwise.
     5.8 Indemnification.
          (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of Company (each, an “Indemnified Party”) as provided in the Company Articles of Incorporation, the Company Bylaws or in separate agreements between Company and individual officers and directors, shall continue to be binding upon by the Surviving Corporation, and, after the Effective Time, Parent will fulfill and honor in all respects such obligations in accordance with the terms thereof in each case in effect on the date hereof, and such rights will continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or modified so as to adversely affect any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Washington Law; provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except (and only) to the extent such failure to notify materially prejudices the Surviving Corporation. In addition to the foregoing, Parent acknowledges that, in connection with consummation of the Merger, Company will obtain prior to Closing a policy of directors’ and officers’ liability insurance with a tail period of six (6) years from the Closing Date. Neither Parent nor the Surviving Corporation shall take any action to amend, repeal or modify such policy in any manner.
          (b) This Section 5.8 shall survive consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and Company (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Indemnified Parties. The rights of this Section 5.8 shall be in addition to any rights such persons may have under the Company Articles of Incorporation or Company Bylaws or the articles or certificate of incorporation or bylaws of any subsidiary of Company, or under Washington Law or any other applicable laws or under any agreement of any Indemnified Party with Company or any of its subsidiaries.
          (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such successors and assigns assume the obligations set forth in this Section 5.8.
     5.9 Shareholder Litigation. Unless and until the Board of Directors of Company has withdrawn its recommendation of the Merger, Company shall give Parent the opportunity to participate at its own expense in the defense of any shareholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement.
     5.10 Confidentiality. The parties acknowledge that (i) Cascadia Capital, LLC and Alaska Commercial Company have previously executed the Confidentiality Agreement, (ii) the terms and conditions of the Confidentiality Agreement inure to the benefit of and are binding upon Parent and Company, and (iii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except that paragraphs 15 and 16 of the Confidentiality Agreement shall be superseded by the terms of this Agreement.
     5.11 Financing. Parent will use its best efforts to cause sufficient funds required to pay the aggregate Merger Consideration (including the Option Consideration) to be and remain available under the Financing until the Effective Time. Parent will promptly (and in any event within two (2) business days) notify Company in writing if (i) the Financing has been withdrawn, amended or terminated in any manner; (ii) Parent has become aware or has received notice (whether written or oral) that a lender or lenders under the Financing intends to withdraw, amend or terminate the Financing in any manner; or (iii) any of the representations and warranties contained in Section 4.6 (Financing; Solvency) shall no longer be true and correct in any material respect; provided, however, that such notice from Parent shall not prohibit Company from terminating this Agreement pursuant to Section 7.1(d).
     5.12 Director Resignations. Company shall use its best efforts to (i) obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of Company and each of its subsidiaries (in each case, in their capacities as officers, directors, and not as employees) as Parent shall specify not less than thirty (30) days prior to the Closing Date; and (ii) cause any shares of a subsidiary of Company owned by a Company director as qualifying shares to be transferred (effective as of the Effective Time) by such director without additional consideration to the person designated by Parent not less than thirty (30) days prior to the Closing Date.
     5.13 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.
     5.14 2007 Incentive Bonus Plan. Parent shall authorize and pay all awards under Company’s 2007 Incentive Bonus Plan (the “Bonus Plan”) following the completion of fiscal year 2007 consistent with the attainment of the specified levels of financial and individual performance approved by the Company’s Board of Directors in February 2007, consistent with Company’s past practice, provided, that such awards may be prorated with respect to any employee who is employed for less than the entire fiscal year 2007. This Section 5.14 shall survive consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each executive officer entitled to receive a bonus payment under the Bonus Plan, his or her heirs and representatives and Company (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Indemnified Parties.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:
          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders under Washington Law.
          (b) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction that prohibits the consummation of the Merger.
          (c) Injunctions. There shall be no order or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.
     6.2 Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:
          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time
          (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the conditions set forth in Section 6.2(a) shall have been fulfilled.
          (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement.

          (d) Stock Option Plans. The Company Stock Option Plan shall have been terminated effective as of or prior to the Effective Time, and all Options shall have been exercised or shall terminate not later than the Effective Time.
          (e) Consents. Company shall have received or obtained those third-party consents and approvals described on Schedule 6.2(e) (the “Third-Party Approvals”), in each case on terms reasonably satisfactory to Parent.
          (f) Estoppel Certificates. Company shall have received and delivered to Parent an estoppel certificate with respect to the store leases described on Schedule 6.2(f), dated no more than sixty (60) days prior to the Closing, and in the form attached hereto as Exhibit C, or in such other form that provides substantially similar information or is otherwise reasonably satisfactory to Parent.
          (g) Permits and Approvals. Parent (or any Affiliate of Parent) and Company shall have received or obtained those governmental and regulatory consents, approvals, licenses and authorizations described on Schedule 6.2(g) (the “Governmental Approvals”).
          (h) Cayman Islands Store. With respect to the store under construction in the Cayman Islands, the following shall have occurred:
               (i) Total capital expenditures (excluding capitalized interest) by Company for the store and related facilities shall not have exceeded $15,600,000;
               (ii) That certain Shareholders Agreement dated July 11, 2005 (the “Shareholders Agreement”), shall be in full force and effect on the Closing Date, and the parties to the Shareholders Agreement shall have entered into the Management Services Agreement in form and substance substantially as set forth in Exhibit D hereto with the formula in Section 3.1 of the Management Services Agreement reasonably satisfactory to Parent; and
               (iii) All material business licenses required to operate Company’s warehouse store and any related facilities in the Cayman Islands shall have been obtained and any consents required for such licenses to continue in full force and effect upon consummation of the Merger shall have been obtained.
          (i) Legal Opinion. Company shall have delivered to Parent a legal opinion from DLA Piper US LLP, counsel to Company, on the Closing Date, addressed to Parent, in substantially the form of Exhibit E.
     6.3 Conditions to Obligations of Company to Effect the Merger. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company:
          (a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.
          (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent and Merger Sub by an authorized officer certifying that the conditions set forth in Section 6.3(a) shall have been fulfilled.
          (c) Legal Opinion. Parent shall have delivered to Company a legal opinion from Heller Ehrman LLP, counsel to Parent and Merger Sub, on the Closing Date, addressed to Company, in substantially the form of Exhibit F.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Shareholders, this Agreement may be terminated:
          (a) by mutual written consent of Parent and Company;
          (b) by either Parent or Company if the Merger shall not have been consummated on or before December 31, 2007 (the “Final Date”), provided, that if (x) the Effective Time has not occurred by the Final Date by reason of nonsatisfaction of any of the conditions set forth in Section 6.1(b), 6.1(c), 6.2(e), 6.2(f), 6.2(g) or 6.2(h), and (y) all other conditions set forth in Article VI have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to January 31, 2008, or such later date as may be agreed upon in writing by the parties hereto (which shall then be the “Final Date”) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);
          (c) by either Parent or, if Company has not breached the provisions of Section 5.4, Company, if at the Company Shareholder Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the shareholders of Company in favor of this Agreement and the Merger shall not have been obtained, provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Company if:
               (i) at such time Company is in breach of or has failed to fulfill its obligations under this Agreement; or
               (ii) Company shall have not paid to Parent in full the fee and expense reimbursement described in Section 7.3;
          (d) by Parent, by written notice to Company, if (x)(i) any of Company’s representations and warranties in this Agreement would be inaccurate if made as of the time of such notice, or Company shall have materially breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within fifteen (15) business days of receipt by Company of written notice of such inaccuracy or breach (and Parent shall not have willfully breached any of its covenants hereunder, which breach is not cured) or (y) any of the conditions in Sections 6.2 (e), (g) or (h) have not been satisfied or fulfilled by the Final Date;
          (e) by Company, by written notice to Parent, if (i) any of Parent’s representations and warranties contained in Article IV of this Agreement would be inaccurate in any material respect if made as of the time of such notice, or Parent shall have materially breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within fifteen (15) business days of receipt by Parent of written notice of such inaccuracy or breach (and Company shall not have willfully breached any of its covenants hereunder, which breach is not cured);
          (f) by Parent, by written notice to Company, if: (i) an Acquisition Proposal shall have been made and shall not have been absolutely and unconditionally abandoned or withdrawn, and the Board of Directors of Company, if so requested by Parent, does not within ten (10) days of such request reconfirm its unanimous recommendation of this Agreement and the transactions contemplated hereby, (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and Company’s Board of Directors (or any committee thereof) recommends that the shareholders of Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (iii) the Board of Directors (or any committee thereof) of Company shall have failed to recommend that the Company Shareholders vote to approve the Merger and adopt this Agreement (a “Recommendation”), or shall have withdrawn (including any failing to include such Recommendation in the Proxy Statement) or modified its Recommendation in a manner materially adverse to Parent, or shall have resolved to do any of the foregoing; (iv) the Board of Directors (or any committee thereof) shall have recommended, endorsed, accepted, approved, or otherwise agreed to an Acquisition Proposal (other than the Merger) or shall have resolved to do any of the foregoing; or (v) Company shall have failed in any material respect to comply with Section 5.2 and such failure to comply, if curable, shall not have been cured within five (5) business days of receipt by Company of written notice of such failure to comply;
          (g) by either Parent or Company, by written notice to the other party, if: (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable (provided such party used commercially reasonable efforts to have such injunction or other order lifted); or (ii) the Company Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Shareholders shall have voted on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the required shareholder vote; or
          (h) by Company, by written notice to Parent and compliance with the provisions of this Section 7.1(h), if: (i) Company has received an Acquisition Proposal constituting a Superior Proposal, the Board of Directors in accordance with Section 5.2 has determined that it desires to approve entering into a written agreement providing for such Superior Proposal and has notified Parent in writing of such desire; (ii) five (5) business days have elapsed after Parent’s receipt of such written notification (which notification shall include a copy of such Superior Proposal and a description of any additional material modifications thereof), and during such five (5) business day period Company has reasonably cooperated with Parent with the intent of enabling Parent to make an offer that is at least as favorable from a financial point of view to the Company Shareholders as such Superior Proposal; (iii) prior to 6:00 p.m. Pacific time on the fifth business day of such five (5) business day period Parent has not made a written offer that the Board of Directors of Company determines to be more favorable from a financial point of view to the Company Shareholders than such Superior Proposal; and (iv) at the end of such five (5) business day period the Board of Directors of Company believes that such Acquisition Proposal continues to be a Superior Proposal.
     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, shareholders or affiliates; provided that, the provisions of Section 5.11 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement.
     7.3 Expenses and Termination Fees.
          (a) Subject to subsections (b), (c), (d), and (e) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.
          (b) In the event that: (i) Parent shall terminate this Agreement pursuant to Section 7.1 (c), (d) or (f) or (ii) Company shall terminate this Agreement pursuant to Section 7.1(h), then Company shall promptly reimburse Parent, but no more than $500,000 in the aggregate (or no more than $250,000 in the aggregate in the event Parent terminates this Agreement pursuant to Section 7.1(d) due to the non-satisfaction of the condition set forth in Section 6.2(h)(i)), for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel and financing commitment fees) reasonably incurred by Parent in connection with this Agreement the transactions contemplated hereby and the due diligence review of Company by Parent. Any payment required to be paid pursuant to this Section 7.3(b) will be made promptly by wire transfer of same day funds but in no event later than three (3) business days following such termination pursuant to Section 7.1.

          (c) In addition to any amount payable in accordance with Section 7.3(b), Company shall pay Parent a non-refundable fee equal to $1,500,000 but only if: (A) Parent shall terminate this Agreement pursuant to Section 7.1(f), or Company shall terminate this Agreement pursuant to Section 7.1(h); (B) prior to such termination pursuant to Section 7.1(f) or 7.1(h), there shall have been either (x) a Trigger Event with respect to Company, or (y) an Acquisition Proposal with respect to Company which shall not have been rejected by Company and which has been determined by the Board of Directors of Company to be a Superior Proposal, in either case which at the time of such termination shall not have been withdrawn or abandoned by the other party thereto; and (C) within twelve (12) months of such termination the transaction contemplated by such Trigger Event or Acquisition Proposal is consummated. Any payment required to be paid pursuant to this Section 7.3(c) will be made by wire transfer of same day funds within three (3) business days after the consummation of such Acquisition Proposal or Trigger Event.
          (d) In the event that Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall promptly reimburse Company, but no more than $500,000 in the aggregate, for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Company in connection with this Agreement and the transactions contemplated hereby and the due diligence review of Parent by Company. Any payment required to be paid pursuant to this Section 7.3(d) will be made promptly by wire transfer of same day funds but in no event later than three (3) business days following such termination pursuant to Section 7.1.
          (e) As used herein, a “Trigger Event” means the acquisition by any person or group of beneficial ownership of securities representing twenty-five percent (25%) or more of the outstanding shares of any class of capital stock or voting securities of Company, or the commencement or public announcement of a tender or exchange offer, other publicly announced initiative or open market purchase program following the successful consummation of which such person or group would have beneficial ownership of securities representing twenty-five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of Company. For purposes of this definition, the terms “person”, “group” and “beneficial ownership” have the meanings ascribed to them in the Exchange Act and the rules and regulations of the SEC thereunder.
          (f) For purposes of Sections 7.3(c) and 7.3(e) above, (i) “consummation” of an Acquisition Proposal shall occur on the closing date with respect to a merger or other business combination involving Company or the acquisition of twenty-five percent (25%) or more of the outstanding shares of capital stock of Company, or sale or transfer of all or substantially all assets (excluding the sale or disposition of assets in the ordinary course of business) of Company or any of its subsidiaries, and (ii) “consummation” of a Trigger Event shall occur on the date any person or any of its affiliates or associates beneficially owns securities representing twenty-five percent (25%) or more of the outstanding shares of any class of capital stock or voting securities of Company, following a tender or exchange offer or other similar transaction.
     7.4 Amendment. The Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the

Agreement by the shareholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, (iii) alter or change any of the terms of Section 5.8, or (iv) alter or change any of the other terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock or Merger Sub Common Stock.
     7.5 Extension; Waiver.
          (a) At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Non-survival of Representations and Warranties. None of the representations, warranties or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, nor any express or implied right or remedy arising thereunder, shall survive the Effective Time, except that the agreements set forth in Article I, Section 5.7 (Further Assurances), Section 5.8 (Indemnification), Section 5.10 (Confidentiality), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article VIII shall survive the Effective Time.
     8.2 Notices. All notices and other communications hereunder shall be in writing (including facsimile transmission) and shall be deemed given (i) when delivered after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by facsimile or (iv) one business day after sending by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 8.2):

if to Parent or Merger Sub, to:	NWC (US) Holdings, Inc. 77 Main Street Winnipeg, MB Canada RC3 2R1 Attention: Leo Charriere Telephone No.: (800) 782-0391 Facsimile No.: (204) 934-1455

with a copy to:	Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104 Attention: David R. Wilson Telephone No.: (206) 447-0900 Facsimile No.: (206) 447-0849

if to Company, to:	Cost-U-Less, Inc. 3633 136th Place SE, Suite 100 Bellevue, WA 98006 Attention: President Telephone No.: (425) 945-0213 Facsimile No.: (425) 945-0214

with a copy to:	DLA Piper US LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104 Attention: W. Michael Hutchings Telephone No.: (206) 839-4800 Facsimile No.: (206) 839-4801
     8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.4 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Guarantee and the other documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.8 and 5.14, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination by mutual agreement of the parties, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
     8.6 Governing Law and Jurisdiction.
          (a) This Agreement shall be governed by, and construed in accordance with the laws of the State of Washington without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than Washington to be applied.
          (b) Each of Parent, Company and Merger Sub hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Washington and to the jurisdiction of the United States District Court for the Western District of Washington, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of Parent, Company and Merger Sub hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Washington state or federal court sitting in King County, Washington. Each of Parent, Company and Merger Sub agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Each of Parent, Company and Merger Sub irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.6 shall affect the right of any party to serve legal process in any other manner permitted by law.
     8.7 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by applicable law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.
     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     8.9 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.
     8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Washington or of the United States located in the State of Washington in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.
     8.11 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated below:
     “Acquisition Proposal” has the meaning ascribed to it in Section 5.2(b).
     “Agreement” has the meaning ascribed to it in the forepart of this Agreement.
     “Articles of Merger” has the meaning ascribed to it in Section 1.2.
     “Certificates” has the meaning ascribed to it in Section 2.2(c).
     “Closing” has the meaning ascribed to it in Section 1.3.
     “Closing Date” has the meaning ascribed to it in Section 1.3.
     “Code” has the meaning ascribed to it in Section 2.2(g).
     “Commitment Letter” has the meaning ascribed to it in Section 4.6.
     “Company” has the meaning ascribed to it in the forepart of this Agreement.
     “Company Articles of Incorporation” has the meaning ascribed to it in Section 3.1.
     “Company Balance Sheet” has the meaning ascribed to it in Section 3.6.
     “Company Balance Sheet Date” has the meaning ascribed to it in Section 3.6.
     “Company Benefit Plans” has the meaning ascribed to it in Section 3.11(a).
     “Company Bylaws” has the meaning ascribed to it in Section 3.1.
     “Company Common Stock” has the meaning ascribed to it in Paragraph B of the Recital.
     “Company Disclosure Schedule” has the meaning ascribed to it in the third paragraph of Article III.

     “Company Financial Statements” has the meaning ascribed to it in Section 3.5.
     “Company IP Registrations” has the meaning ascribed to it in Section 3.15(e).
     “Company Option Holders” has the meaning ascribed to it in Section 2.2(a).
     “Company Representatives” has the meaning ascribed to it in Section 5.2(a).
     “Company SEC Documents” has the meaning ascribed to it in Section 3.5.
     “Company Shareholder Meeting” has the meaning ascribed to it in Section 3.10.
     “Company Shareholders” has the meaning ascribed to it in Section 2.2(a).
     “Company Stock Option Plan” has the meaning ascribed to it in Section 3.2(a).
     “Company Technology” has the meaning ascribed to it in Section 3.15(a).
     “Company Third Party Licenses” has the meaning ascribed to it in Section 3.15(b).
     “Company Third Party Technologies” has the meaning ascribed to it in Section 3.15(b).
     “Confidentiality Agreement” has the meaning ascribed to it in Section 5.2(a).
     “Consummation” has the meaning ascribed to it in Section 7.1(g).
     “Dissenting Common Stock” has the meaning ascribed to it in Section 2.3.
     “Effective Time” has the meaning ascribed to it in Section 1.2.
     “Employees” has the meaning ascribed to it in Section 3.12.
     “ERISA” has the meaning ascribed to it in Section 3.11.
     “ERISA Affiliate” has the meaning ascribed to it in Section 3.11.
     “Exchange Act” has the meaning ascribed to it in Section 3.4(a).
     “Final Date” has the meaning ascribed to it in Section 7.1(b).
     “Financing” has the meaning ascribed to it in Section 4.6.
     “GAAP” has the meaning ascribed to it in Section 3.5.
     “Governmental Entity” has the meaning ascribed to it in Section 3.4(a).
     “Guarantee” has the meaning ascribed to it in the forepart of this Agreement.
     “Guarantor” has the meaning ascribed to it in the forepart of this Agreement.

     “Indemnified Party” has the meaning ascribed to it in Section 5.8(a).
     “Intellectual Property” has the meaning ascribed to it in Section 3.15(a).
     “Knowledge” has the meaning ascribed to it in the second paragraph of Article III.
     “Law” has the meaning ascribed to it in Section 3.9.
     “Letter of Transmittal” has the meaning ascribed to it in Section 2.2(c).
     “Liens” has the meaning ascribed to it in Section 3.2(b).
     “Material” has the meaning ascribed to it in the first paragraph of Article III.
     “Material Adverse Effect” has the meaning ascribed to it in the first paragraph of Article III.
     “Material Agreements” has the meaning ascribed to it in Section 3.16(a).
     “Merger” has the meaning ascribed to it in Paragraph A of the Recital.
     “Merger Consideration” has the meaning ascribed to it in Section 2.1(a).
     “Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.
     “Merger Sub Common Stock” has the meaning ascribed to it in Section 2.1(c).
     “NASD” has the meaning ascribed to it in Section 3.4(a).
     “Option” has the meaning ascribed to it in Section 2.4(a).
     “Option Cash-Out Agreement” has the meaning ascribed to it in Section 2.4(b).
     “Option Consideration” has the meaning ascribed to it in Section 2.4(b).
     “Parent” has the meaning ascribed to it in the forepart of this Agreement.
     “Parent Disclosure Schedule” has the meaning ascribed to it in the first paragraph of Article IV.
     “Paying Agent” has the meaning ascribed to it in Section 2.2(a).
     “Payment Fund” has the meaning ascribed to it in Section 2.2(b).
     “Preferred Stock” has the meaning ascribed to it in Section 3.2(a).
     “Proxy Statement” has the meaning ascribed to it in Section 3.10.
     “Recommendation” has the meaning ascribed to it in Section 7.1(e).

     “Rights Agreement” has the meaning ascribed to it in Section 3.2(a).
     “SEC” has the meaning ascribed to it in Section 3.4(a).
     “Securities Act” has the meaning ascribed to it in Section 3.4(a).
     “Shareholder” has the meaning ascribed to it in the forepart of this Agreement.
     “Subsidiary” has the meaning ascribed to it in Section 2.1(b).
     “Superior Proposal” has the meaning ascribed to it in Section 5.2(a).
     “Surviving Corporation” has the meaning ascribed to it in Section 1.1.
     “Tax Return” has the meaning ascribed to it in Section 3.14.
     “Taxes” has the meaning ascribed to it in Section 3.14.
     “Trigger Event” has the meaning ascribed to it in Section 7.3(d).
     “Voting Agreement” has the meaning ascribed to it in the forepart of this Agreement.
     “Washington Law” has the meaning ascribed to it in Section 1.1.
[Signature Page Follows]

     IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

COST-U-LESS, INC.

By:
Name:
Title:

PARENT:

NWC (US) HOLDINGS, INC.

By:
Name:
Title:

MERGER SUB:

COUGAR ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT A
Form of Voting Agreement

A -1

EXHIBIT B
Guarantee

B-1

EXHIBIT C
Estoppel Certificate

C-1

EXHIBIT D
Management Services Agreement

D-1

EXHIBIT E
Company Counsel Legal Opinion

E-1

EXHIBIT F
Parent and Merger Sub Counsel Legal Opinion

F-1

i

(continued)

(continued)

(continued)